EXHIBIT 16 TO FORM 8-K

December 9, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated December 9, 2003, of Synalloy Corporation and are in agreement with the statements contained in paragraphs one and three of Item 4(a) on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Elliott Davis, LLC

Greenville, South Carolina